Exhibit 10.12

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

License Agreement

This License Agreement (this “ Agreement ”) is made as of September 20, 2012 (the “ Effective Date ”), by and between Ultragenyx Pharmaceutical Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 60 Leveroni Court, Novato, CA 94949 (“ Ultragenyx ”), and Baylor Research Institute, a non-profit corporation organized and existing under the laws of the State of Texas, having its principal place of business at 3310 Live Oak Street, Suite 501, Dallas, Texas 75204 (“ BRI ”). Ultragenyx and BRI are referred to in this Agreement individually as a “ Party ” and collectively as the “ Parties .”

Recitals

WHEREAS, Ultragenyx is a biotechnology company focused on the discovery and development of innovative therapeutics for patients with rare and ultra-rare genetic diseases;

WHEREAS, BRI is a research center focused on finding prevention therapies and treatments for diseases and illnesses;

WHEREAS, BRI owns or controls certain intellectual property related to the Compound (as defined below); and

WHEREAS, the Parties desire for Ultragenyx to obtain certain rights and licenses to such intellectual property pertaining to the Compound in order to develop, manufacture and commercialize prophylactic, therapeutic and diagnostic products pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, Ultragenyx and BRI hereby agree as follows:

Article 1

Definitions

The terms in this Agreement with initial letters capitalized, shall have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1 “Active Ingredient” means a therapeutically active material that provides pharmacological activity in a nutritional or pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.2 “Affiliate” means, with respect to a Party, any Entity that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” means, direct or indirect, ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby the Entity controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity.

1.3 “[***]” means [***].

1.4 “[***] Option” means that certain option pursuant to the option and license agreement between BRI and [***], dated [***] and as amended by the amendment agreement dated [***], which grants [***] the option to obtain a license to develop, manufacture and commercialize Compound and Product in the [***].

1.5 “[***] Option Termination” is defined in Section 2.2(a).

1.6 “BRI Indemnitee” is defined in Section 9.2.

1.7 “BRI Know-How” means, subject to Section 10.2(b), any and all Know-How Controlled by BRI or any of its Affiliates as of the Effective Date or thereafter during the Term that relates to, or is otherwise reasonably necessary or reasonably useful for, the use, development, manufacture or commercialization of any Compound or Product.

1.8 “BRI Patents” means any and all Patents Controlled by BRI or its Affiliate(s) as of the Effective Date or thereafter during the Term that: (i) claim the composition of matter of, or the method of manufacturing or using, any Compound or Product; or (ii) that otherwise relate to, or are reasonably necessary for, the use, development, manufacture or commercialization of any Compound or Product, including the Patents set forth in Exhibit A .

1.9 “BRI Technology” means BRI Know-How and BRI Patents.

1.10 “Business Day” means a day other than (a) a Saturday or Sunday, or (b) a day on which commercial banks located in San Francisco, California are authorized or required by law to be closed.

1.11 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.12 “Calendar Year” means a period of twelve (12) consecutive months ending on December 31.

1.13 “Claims” means all Third Party demands, claims, actions, proceedings, orders, findings and verdicts (in contract, tort or otherwise), as well as losses of any type, damages and legal costs resulting therefrom, including, without limitation, any product liability or substantially equivalent claims.

1.14 “Combination Product” means:

(i) a Product that contains both a Compound and one or more other Active Ingredients that are not Compounds;

(ii) a product consisting of one or more separate products packaged together with a Product in a single package or as a unit; or

(iii) a drug, device, test, kit or biological product packaged separately that is sold as a unit with a Product.

1.15 “Commencement” means, with respect to a clinical trial of any Compound or Product, the [***].

1.16 “Commercially Reasonable Efforts” means: (a) where applied to carrying out specific tasks and obligations of a Party under this Agreement other than development, manufacture or commercialization of a Product, expending reasonable, diligent, good faith efforts and resources to accomplish such task or obligation as a similarly situated pharmaceutical or biotechnology company (on its own or acting through any of its Affiliates, sublicensees or subcontractors) would normally use to accomplish a similar task or obligation under similar circumstances; and (b) where applied to the development, manufacture or commercialization of a Product, those reasonable efforts and resources customarily used by such Party with respect to a similar pharmaceutical product Controlled by such Party, which product is at a similar stage in its development or product life and is of similar market potential in the applicable market taking into account efficacy, safety profile, labeling, the then-current and expected competition in the applicable market, the likely timing of entry into the market, the expected extent and speed of market penetration, the patent and other proprietary position of the Product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the Product, including the cost of manufacture, royalties payable to licensors of patent or other intellectual property rights, alternative products and other relevant factors and other scientific, clinical or commercial factors. With respect to subpart (b) of this definition, Commercially Reasonable Efforts shall be determined on a market-by-market and indication-by-indication basis for a particular Product, and it is anticipated that the level of effort shall be different for different markets and different indications, and shall change over time, reflecting changes in the status of the Product and the market(s) and indication(s) involved.

1.17 “Compound” means any of the following: (a) Triheptanoin; (b) [***], and in each case of (a) and (b), including any [***] thereof.

1.18 “Confidential Information” means all proprietary Know-How, unpublished patent applications and other information and data of a financial, commercial, business, operational or technical nature which: (a) the disclosing Party or any of its Affiliates has supplied or otherwise made available to the other Party or any of its Affiliates in connection with this Agreement, whether prior to or during the Term and whether made available orally, by observation, in writing or in electronic form; or (b) the receiving Party has learned from the disclosing Party in the course of this Agreement, in each case including information comprising or relating to concepts, discoveries, inventions, data, designs or formulae in relation to this Agreement.

1.19 “Control” or “Controlled” means, with respect to any Know-How, molecule, material, Patents, other intellectual property, or any proprietary or trade secret information, the legal authority or right (whether by ownership, license or otherwise), as of the Effective Date or during the Term, to: (i) grant ownership of or a license or sublicense to make, use, offer to sell, sell or import such molecule or material; (ii) grant ownership of or a license or a sublicense under such Know-How, Patents, or intellectual property; or (iii) otherwise disclose such proprietary or trade secret information, in each case without breaching the terms of any agreement with, obligation to or other arrangement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party; in each case as provided in this Agreement.

1.20 “Disclosing Party” is defined in Section 6.1(a).

1.21 “Dollar” or “$” means the legal tender of the United States.

1.22 “EMA” means the European Medicines Agency or any successor entity thereto performing substantially the same functions.

1.23 “Entity” means a partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization.

1.24 “European Union” means the European Union member states as then constituted; provided, as of the Effective Date, the European Union member states are Austria, Belgium, Bulgaria, Cyprus, the Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden, and the United Kingdom.

1.25 “Fatty Acid Oxidation Disorder” or “FAOD” means a group of inherited metabolic disorders associated with a specific enzyme defect in the fatty acid metabolic pathway and affecting utilization of dietary and stored fat. Fatty Acid Oxidation Disorders include, without limitation, disorders of the following enzymes: Carnitine-Acylcarnitine Translocase (CATR), Carnitine Palmitoyltransferase I and II (CPT I, CPT II), Very-Long Chain Acyl-CoA dehydrogenase (VLCAD), L-3-Hydroxy-Acyl-CoA Dehydrogenase (LCHAD), and Mitochondrial Trifunctional Protein (TFP).

1.26 “FD&C Act” means the federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.

1.27 “FDA” means the United States Food and Drug Administration or any successor entity thereto performing substantially the same functions.

1.28 “Field” means [***].

1.29 “First Commercial Sale” means, with respect to any Product in any country or jurisdiction in the Licensed Territory, the first (1st)  bona fide commercial sale by or on behalf of Ultragenyx, its Affiliates or sublicensees to a Third Party other than sublicensees for distribution, use or consumption of any such Product in such country or jurisdiction after the Regulatory Approvals and any applicable Pricing Approvals have been obtained for such Product in such country or jurisdiction.

1.30 “Generic Product” means, with respect to a particular Product, and on a country-by-country basis, any nutritional or pharmaceutical product, other than a Product, that contains the same Active Ingredient as such Product and that is commercialized by a Third Party, which Third Party is not a licensee or sublicensee of Ultragenyx or its Affiliates, or any of their licensees or sublicensees, and has not obtained such pharmaceutical product from a chain of distribution including Ultragenyx or any of its Affiliates, licensees or sublicensees or further sublicensees. The term Generic Product does not include any Product licensed or produced by Ultragenyx or any of its Affiliates or sublicensees (i. e. an authorized generic product).

1.31 “Government Authority” means any federal, state, national, regional, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.32 “IND” means an Investigational New Drug Application submitted to the FDA in conformance with applicable laws and regulations, or the foreign equivalent of any such application in any other country (such as a clinical trial application in the European Union).

1.33 “Indemnified Party” is defined in Section 9.4.

1.34 “Indemnifying Party” is defined in Section 9.4.

1.35 “IMD” is defined in Section 2.4.

1.36 “Know-How” means any and all tangible and intangible information and materials, including research and development data, regulatory submissions and correspondence, manufacturing information and processes, formulations, assays, cell lines, sequences, composition of matter, constructs, discoveries, improvements, modifications, processes, methods, protocols, formulas, utility, data (including physical, chemical, biological, toxicological, pharmacological, analytical, quality control, preclinical, clinical, and veterinary data), results, inventions, know-how and trade secrets, patentable or otherwise, and all other scientific, marketing, financial and commercial information or data, but excluding any of the foregoing to the extent described or claimed in any Patents.

1.37 “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Government Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.38 “Licensed Territory” means (a) as of the Effective Date, the United States, Canada and Mexico; or (b) if Ultragenyx exercises the Ultragenyx Option pursuant to Section 2.2(a), worldwide after the Licensed Territory is expanded pursuant to Section 2.2(d).

1.39 “Licensed Territory Product Infringement” is defined in Section 5.3(a).

1.40 “MAA” means a marketing approval application for Regulatory Approval of a Product that is filed with the EMA.

1.41 “Major European Market” means any of the following: [***].

1.42 “Major Market” means [***].

1.43 “Marketing Approval Application” means a BLA, NDA, MAA or similar application for Regulatory Approval that is filed with the applicable Regulatory Authority(ies) in any country or jurisdiction.

1.44 “Net Sales” means, with respect to any Product, the aggregate gross amount invoiced by Ultragenyx, any Affiliate, or sublicensee for sales of such Product to independent, unrelated Third Parties in bona fide arms’ length transactions, less deductions for:

(a) the costs of packing, transportation, importation, postage, shipping and handling charges, and other charges, such as insurance and customs duties, relating thereto;

(b) any sales, excise or value added taxes imposed on or charged to the selling party and any other charges imposed by a Governmental Authority upon the sale of such Product and actually paid;

(c) trade, quantity, prompt settlement or similar discounts (including chargebacks and allowances) actually granted, allowed or incurred in connection with the sale of such Product that are customary in the trade;

(d) amounts repaid or credited on account of price adjustments, rejection, outdating, billing errors, recalls or return of such Product;

(e) bad debts that have been written off within twelve (12) months after the date of invoice; and

(f) rebates, reimbursements, fees or similar payments to (i) wholesalers and other distributors, pharmacies and other retailers, buying groups (including group purchasing organizations), health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, Governmental Authorities, or other institutions or health care organizations; or (ii) to patients and other Third Parties arising in connection with any program applicable to a Product under which Ultragenyx, its Affiliates, or its sublicensees provides to low income, uninsured or other patients the opportunity to obtain Ultragenyx’s pharmaceutical products at no cost or reduced cost.

Sales between Ultragenyx and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales, except if such purchaser is an end user.

If a Product is sold as part of a Combination Product, the Net Sales of such Product for the purpose of calculating royalties owed under this Agreement for sales of such Product under Section 4.4 or determining whether a sales-based milestone payment is due under Section 4.3(a), shall be determined as follows: first, Ultragenyx shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the invoice price of such Product, if sold separately, and B is the aggregate invoice price for an equivalent dose amount or unit of each other Active Ingredient, drug, device, test, kit or biological product in the Combination Product, if sold separately. If any other Active Ingredient, drug, device, test, kit or biological product in the Combination Product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the invoice price of such Product if sold separately, and C is the invoice price of the Combination Product. If neither the Product nor any other Active Ingredient, drug, device, test, kit or biological product in the Combination Product is sold separately, the adjustment to Net Sales shall be determined by the Parties in good faith to reasonably reflect the fair market value of the contribution of such Product in the Combination Product to the total fair market value of such Combination Product.

1.45 “Option Exercise Fee” is defined in Section 2.2(b).

1.46 “Option Exercise Notice” is defined in Section 2.2(b).

1.47 “Option Period” is defined in Section 2.2(a).

1.48 “Option Territory” means worldwide except for the United States, Canada and Mexico.

1.49 “Patent Counsel” is defined in Section 5.1(a).

1.50 “Patents” means all patents and patent applications and any patents issuing therefrom (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, converted provisionals, continued prosecution applications, adjustments, re-examinations, reissues, additions, renewals, revalidations, extensions (including patent term extensions, and supplemental certificates and the like), registrations, pediatric exclusivity periods of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.51 “Person” means any individual, Entity or Governmental Authority.

1.52 “Phase 3 Clinical Trial” means a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients and which is designed and intended to serve as a pivotal study to support the filing of an NDA for the indication being studied, all in accordance with the trial protocol.

1.53 “Pricing Approvals” means, with respect to a Product in any country or jurisdiction, all pricing and reimbursement approvals for the Product from Government Authorities required by applicable Law or Governmental Authorities.

1.54 “Product” means any nutritional or pharmaceutical product, including all dosage forms and formulations, containing one or more Compound(s) as an Active Ingredient(s) (alone or as part of a Combination Product). Except when referred to in the Net Sales definition in describing how to calculate the Net Sales of Combination Products, all references to Product in this Agreement shall be deemed to include Combination Products. Two Products shall be deemed the same Product if they contain the same Compound as the Active Ingredient.

1.55 “Product Marks” is defined in Section 3.6(b).

1.56 “Proof of Concept Study” or “POC Study” means a human clinical trial of a Compound or Product conducted by Ultragenyx or any Affiliate to demonstrate preliminary clinical safety and efficacy with a small number of strictly selected patients.

1.57 “Receiving Party” is defined in Section 6.1(a).

1.58 “Regulatory Approval” means, with respect to a Product in any country or jurisdiction, the approvals by the applicable Regulatory Authority in such country or jurisdiction (other than Pricing Approvals) necessary for the commercialization of such Product.

1.59 “Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for Products, including the FDA, the EMA and any corresponding national or regional regulatory authorities.

1.60 “Regulatory Exclusivity” means, with respect to a Product, any market exclusivity granted by government or Regulatory Authority to exclude Third Parties from the development and/or commercialization of any Products containing as its Active Ingredient the same Compound as the Product.

1.61 “Regulatory Filings” means, with respect to the Compounds or Products, any submission to a Regulatory Authority of any appropriate regulatory application specific to Compounds or Products, and shall include any submission to a regulatory advisory board and any supplement or amendment thereto. “Regulatory Filings” includes any IND, NDA, BLA and any Marketing Approval Application.

1.62 “Retained Territory” means all countries of the world other than the Licensed Territory. For clarity, if Ultragenyx exercises the Ultragenyx Option pursuant to Section 2.2(a), there will be no countries, jurisdictions or territories in the Retained Territory.

1.63 “Retained Territory Product Infringement” is defined in Section 5.4(a).

1.64 “Royalty Report” means a written report or reports showing, with respect to a given Calendar Quarter, on a Product-by-Product basis: (a) the calculation of Net Sales for each such Product during such Calendar Quarter; (b) any applicable currency conversions; and (c) the royalties payable with respect to such Net Sales in United States Dollars.

1.65 “Royalty Term” has the meaning set forth in Section 4.4(b).

1.66 “Safety Data Exchange Agreement” has the meaning set forth in Section 3.4.

1.67 “Term” is defined in Section 7.1.

1.68 “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.69 “Third Party License” is defined in Section 4.4(d).

1.70 “Third Party Patent Proceeding” is defined in Section 5.5.

1.71 “Ultra Orphan Indication” means, on a country-by-country basis, an indication other than FAOD for which a Product has been granted orphan drug exclusivity under Section 527 of the FD&C Act, or has been granted a corresponding exclusivity under the applicable Laws of another country or jurisdiction within the Licensed Territory, and which affects fewer than 20,000 people in the US.

1.72 “Ultragenyx Indemnitee” is defined in Section 9.1.

1.73 “Ultragenyx Option” is defined in Section 2.2(a).

1.74 “Ultragenyx Option Notice” is defined in Section 2.2(a).

1.75 “United States” or “US” means the United States of America including its territories and possessions.

1.76 “Valid Claim” means, with respect to any country a claim of any issued and unexpired patent included in the BRI Patents (as may be extended through supplementary protection certificate or patent term extension or the like) that has not been revoked, abandoned, held invalid, unpatentable or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, opposition or disclaimer or otherwise, or lost in an interference proceeding.

1.77 Interpretation . In this Agreement, unless otherwise specified:

(a) “includes” and “including” means respectively includes and including without limitation;

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or”;

(d) words such as “herein”, “hereof’, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(e) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

Article 2

License

2.1 License to Ultragenyx.

(a) BRI hereby grants to Ultragenyx (i) an exclusive license, with the right to grant sublicenses in multiple tiers, under the BRI Technology to research, develop, make, have made, use, offer to sell, sell, have sold, import and export Compounds and Products in the Field in the Licensed Territory; and (ii) a non-exclusive license, with the right to grant sublicenses in multiple tiers, to use BRI Know-How relating to Products for research purposes, and for commercial purposes for exploitation of any BRI Patents not otherwise exclusively committed to a Third Party outside of the Licensed Territory. For clarity, the license granted to Ultragenyx under this Section 2.1(a) does not include the right for Ultragenyx to practice any BRI Patent or use any BRI Know-How to develop, make, use or sell compounds or products that are proprietary to BRI other than Compounds or Products.

(b) Ultragenyx may exercise its rights and perform its obligations under this Agreement by itself or through any of its Affiliates or Third Party sublicensees or contractors without the prior written consent of BRI. Ultragenyx shall remain responsible for all of its obligations under this Agreement that have been delegated, subcontracted or sublicensed to any of its Affiliates, sublicensees or contractors.

(c) After the expiration of the Royalty Term for a particular Product in a country within the Licensed Territory, the licenses granted to Ultragenyx by BRI under this Section 2.1 shall become fully paid-up, irrevocable and perpetual licenses for such Product in the Field in such country.

(d) All licenses granted to Ultragenyx under this Agreement are granted subject to (i) any limitations imposed by the terms of any government grant, government contract, or government cooperative agreement applicable to the BRI Patent Rights and (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies.

2.2 Ultragenyx Option to Expand Licensed Territory.

(a) The Parties acknowledge and agree that, as of the Effective Date, the Licensed Territory is limited to the United States, Canada and Mexico as a result of the [***] Option. The [***] Option, if not exercised by [***], will expire on December 31, 2012. BRI shall promptly provide Ultragenyx with written notice if (i) the [***] Option lapses either as a result of (A) [***] not exercising such [***] Option; or (B) any waiver or early termination of the [***] Option or otherwise (the “[***] Option Termination ”), and/or (ii) [***] exercising the [***] Option and the resulting license agreement between [***] and BRI subsequently terminating or expiring (such notice in each of (i) and (ii), the “ Ultragenyx Option Notice ”). BRI hereby grants to Ultragenyx an exclusive option, to expand the Licensed Territory to be worldwide (the “ Ultragenyx Option ”), exercisable in the case of (i) above at any time after Ultragenyx receives the Ultragenyx Option Notice and before June 30, 2013 and in the case of (ii) above within three (3) months after Ultragenyx receives the Ultragenyx Option Notice (the “ Option Period ”). If [***] exercises the [***] Option and subsequently obtains a license to develop, manufacture and commercialize Compound and Product in the Option Territory, BRI and Ultragenyx shall use reasonable efforts to approach [***] to discuss in good faith the coordination of such development, manufacture and commercialization of Compound and Product by [***] and Ultragenyx in separate territories, provided, that there is no obligation for any party to agree to any such coordination, except that neither [***] nor Ultragenyx can commercialize Compound or Product in the other party’s territory.

(b) Ultragenyx may exercise the Ultragenyx Option by providing written notice to BRI (an “ Option Exercise Notice ”) at any during the Option Period and by paying BRI the one-time option exercise fee of Seven Hundred Fifty Thousand Dollars ($750,000) (the “ Option Exercise Fee ”).

(c) Within ten (10) days of the date of the Ultragenyx Option Notice, BRI shall provide Ultragenyx with a good faith estimate of the BRI Patent related costs and expenses that BRI anticipates incurring for the BRI Patents for the Option Territory from the date of the Ultragenyx Option Notice through the Option Expiration Date. Upon its receipt of Ultragenyx’s Option Exercise Notice, BRI shall provide Ultragenyx with a final reasonably detailed accounting of all BRI Patent related costs and expenses incurred after the date of the Ultragenyx Option Notice until the date of receipt of such Option Exercise Notice. Within thirty (30) days of receipt of such final accounting, Ultragenyx shall reimburse BRI for any such reasonable BRI Patent related costs and expenses to the extent BRI has not been otherwise reimbursed for such costs and expenses.

(d) Upon BRI’s receipt of the Option Exercise Notice and the Option Exercise Fee, the definition of Licensed Territory shall automatically be expanded to be worldwide.

2.3 BRI’s Retained Rights. BRI retains the right to practice the BRI Technology outside the scope of the license granted to Ultragenyx in Section 2.1 (as may be expanded by Section 2.2), and the right to use the BRI Know-How for internal, not-for-profit research purposes. In addition, BRI shall have the right to continue to hold the IND for and conduct and complete the clinical trial that is being sponsored by BRI as of the Effective Date titled: “[***]” (the “ BRI Ongoing Study ”) in accordance with the protocol existing as of the Effective Date; provided, that BRI may only (i) modify the protocol for the Ongoing Study, (ii) increase enrollment for the Ongoing Study or (iii) change the enrollment criteria for the Ongoing Study as follows: BRI shall discuss any such matters with Ultragenyx in good faith and BRI shall use best efforts to incorporate any of Ultragenyx’s comments on such matters. During the Term, BRI shall have the right to conduct additional clinical trials using the Compound under the direct supervision of [***]; provided, that BRI shall first notify Ultragenyx of any such proposed clinical trial and discuss any opportunity for collaboration on such clinical trial between BRI and Ultragenyx and, in the event the Parties agree for BRI to conduct such clinical trial independently, BRI shall conduct such clinical trial pursuant to a protocol to be agreed upon by Ultragenyx and BRI.

2.4 Collaborative Research Agreement. The Parties shall negotiate in good faith the terms and conditions for a collaborative research agreement between Ultragenyx and BRI’s Institute of Metabolic Disease (“ IMD ”) regarding the Compound and such terms and conditions shall include (i) financial and technical support from Ultragenyx for the ongoing Phase 2 Clinical Trial in adult polyglucosan body disease and/or other development work at IMD and (ii) technical and scientific support from IMD to Ultragenyx in support of its development of the Compound and the Products. Neither Party shall be obligated to enter into such collaborative research agreement if the Ultragenyx and BRI cannot reach agreement on such terms and conditions after such good faith negotiations.

2.5 No Implied Licenses. Except as set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, Patents, Know-How or other intellectual property Controlled by the other Party.

2.6 Technology Transfer. In addition to BRI’s obligation to provide information and documents related to BRI Know-How in accordance with Section 3.5(b), promptly after the Effective Date, BRI shall use best efforts, at no additional cost to Ultragenyx, to disclose and provide to Ultragenyx all BRI Know-How pertaining to the manufacture and development of any Compounds or Products that are Controlled by BRI as of the Effective Date, including all data from any and all clinical trials and preclinical studies, to the extent such BRI Know-How has not previously been provided to Ultragenyx. On a continuing basis during the Term, BRI shall, at no additional cost to Ultragenyx, disclose and provide to Ultragenyx additional BRI Know-How pertaining to the manufacture and development of any Compounds or Products that comes into existence or comes to BRI’s attention after the Effective Date.

Article 3

Development, Manufacture and Commercialization

3.1 General. Subject to the terms and conditions of this Agreement, as between the Parties, Ultragenyx (on its own or acting through or together with any of its Affiliates, sublicensees or contractor manufacturers) shall have the sole and exclusive right to develop (including making Regulatory Filings and seeking Regulatory Approvals), manufacture and commercialize Compounds and Products in the Field in the Licensed Territory, at its sole discretion and at its cost and expense. The Parties acknowledge and agree that except as otherwise expressly provided in this Agreement, Ultragenyx shall have no obligation to disclose or share with BRI any preclinical or clinical data and information unless or until Ultragenyx exercises the Ultragenyx Option pursuant to Section 2.2(b).

3.2 Diligence.

(a) Ultragenyx (on its own or acting through any of its Affiliates, sublicensees or subcontractors) shall use Commercially Reasonable Efforts to develop and commercialize at least one (1) Product in FAOD and at least (1) Product in [***]. Specifically, Ultragenyx will use Commercially Reasonable Efforts to (a) [***]; (b) [***]; (c) [***]; and (d) within [***] after the Effective Date, perform at least one of the following: (i) [***]; or (ii) [***]; in each case of (a)-(d) above, provided that each such timeline shall be extended to account for any delay resulting from factors beyond Ultragenyx’s reasonable control, including regulatory, medical, safety or efficacy delays.

(b) If Ultragenyx shall fail to achieve such milestones within such applicable time frame(s) (as such time frame(s) may be extended pursuant to 3.2(a) above), BRI may provide written notice to Ultragenyx and upon receipt of any such notice, the Parties shall discuss in good faith Ultragenyx’s progress for the development of such Product in the applicable jurisdiction and the Parties may agree on an amended timeline or a plan for Ultragenyx to continue its development of the Product. Each agreed upon [***] extension of the timeline shall be subject to the payment by Ultragenyx of an extension fee of [***]. For clarity, if a delay in timeline is due to new regulatory, development, or safety requirements or other similar actions by regulatory authorities or other government agencies, such timeline is not subject to the payment by Ultragenyx of an extension fee.

(c) For the purposes of this Section 3.2(c), all FAOD indications shall be deemed one “Indication Cluster” and all [***] shall be deemed another “Indication Cluster.” On an Indication Cluster-by-Indication Cluster basis, in the event Ultragenyx fails to satisfy such new timeline or plan that is specific to a particular Indication Cluster, then upon written notice by BRI, the license granted to Ultragenyx pursuant to Section 2.1(a) shall become non-exclusive solely for such Indication Cluster, provided that all obligations for payment of royalties or milestones remain the same for such Indication Cluster and provided, that, if Ultragenyx subsequently obtains Regulatory Approval for the Product for such Indication Cluster, the license under Section 2.1(a) shall thereupon automatically convert back to an exclusive license for such Indication Cluster so long as BRI still maintains the right to grant an exclusive license to Ultragenyx at such time. In the event of the conversion of the license to non-exclusive, any sole and/or exclusive rights that Ultragenyx has under this Agreement with respect to such non-exclusive Indication Cluster, including without limitation such rights under Section 3.1, this Section 3.2, and Section 3.3 shall also automatically become non-exclusive. Further, on an Indication Cluster-by-Indication Cluster basis, Ultragenyx’s rights regarding BRI Independent Studies under Sections 3.3 (i)-(iv), and Ultragenyx’s rights under Sections 5.1(a), 5.3(b), Section 5.4(b), Section 5.5 (a) and (b), and Section 5.6, as well as BRI’s corresponding obligations to Ultragenyx with respect to those Sections, in each case as such rights and obligations apply to any non-exclusive Indication Cluster, shall be suspended for so long as such license remains non-exclusive and shall be automatically reinstated if and when such license becomes exclusive pursuant to the foregoing. Failure to achieve such milestones shall not be a material breach of this Agreement. The remedy provided for pursuant to this Section 3.2 shall be BRI’s sole and exclusive remedy for or relating to Ultragenyx’s failure to achieve any milestone. If the license granted to Ultragenyx pursuant to Section 2.1(a) is converted to a non-exclusive license for a particular Indication Cluster pursuant to the terms of this Section 3.2, BRI shall promptly provide Ultragenyx with written notice of any Third Party license that BRI grants under the BRI Technology relating to Compounds or Products for such Indication Cluster.

3.3 Regulatory. As between the Parties, Ultragenyx (on its own or acting through or together with any of its Affiliates, sublicensees or contractor manufacturers) has the sole right to: (a) make all Regulatory Filings, submissions, reports, updates and supplements with any Regulatory Authority with respect to any Compound or Product in the Licensed Territory; (b) obtain, hold and maintain all INDs (other than the IND for the BRI Ongoing Study), Regulatory Approvals and Pricing Approvals in the Field in the Licensed Territory in the name of Ultragenyx or any of its Affiliates or sublicensees; and (c) conduct all meeting and discussions and handle all correspondence with any Regulatory Authority related to any Compound or Product in the Licensed Territory. For the BRI Ongoing Study and any additional study that BRI independently conducts pursuant to Section 2.3 (“ BRI Independent Studies ”): (i) BRI shall promptly provide Ultragenyx with copies of all material documents, information and correspondence that are received from any Regulatory Authority; (ii) BRI shall provide Ultragenyx with copies of all material documents, information and correspondence that are planned for submission to any Regulatory Authority and BRI shall cooperate with and consider in good faith any input from Ultragenyx in preparing such submission; (iii) BRI shall provide Ultragenyx with reasonable advance notice of all meetings, conferences and discussions scheduled with any Regulatory Authority concerning such study(ies) and BRI shall consider in good faith any input from Ultragenyx in preparing for such meetings, conferences or discussions; and

(iv) to the extent permitted by applicable Laws and by any obligations to Third Parties that (A) exist as of the Effective Date or (B) come into existence after the Effective Date, provided that BRI shall use Commercially Reasonable Efforts to obtain such rights for Ultragenyx in its negotiations with Third Parties after the Effective Date, Ultragenyx shall have the right to participate in any such meetings, conferences or discussions and BRI shall facilitate such participation. If either (x) [***] exercises the [***] Option or (y) Ultragenyx does not exercise the Ultragenyx Option, then, in each case, BRI and Ultragenyx shall each use reasonable efforts to facilitate global coordination of clinical data and safety data between Ultragenyx and [***] and/or any other applicable Third Party licensee of BRI in the Retained Territory in order for Ultragenyx, [***] and/or any Third Party licensee to comply with regulatory requirements.

3.4 Pharmacovigilance. If either (a) [***] exercises the [***] Option or (b) Ultragenyx does not exercise the Ultragenyx Option, then, in each case, BRI and Ultragenyx shall use reasonable efforts to facilitate BRI, Ultragenyx and [***] and/or any other applicable Third Party licensee of BRI in the Retained Territory entering into a safety data exchange agreement (“ Safety Data Exchange Agreement ”) setting forth in detail the pharmacovigilance alert process and data exchange with respect to the Product to comply with all applicable legal obligations of Regulatory Authorities in the Licensed Territory and in the Retained Territory. For the Ongoing Study and any additional study that BRI independently conducts pursuant to Section 2.3, BRI shall cooperate with Ultragenyx and BRI shall transfer all safety data relating to the Product to Ultragenyx pursuant to a procedure to be agreed upon by the Parties; in the event of conversion of the license to non-exclusive, Ultragenyx shall also provide a reciprocal transfer of all its safety data to BRI.

3.5 Manufacture; Provision of Know-How.

(a) Subject to Section 3.5(b), Ultragenyx (on its own or acting through any of its Affiliates, sublicensees or subcontractors) shall be responsible for the manufacture and supply of Compounds and Products in the Licensed Territory for use by Ultragenyx, its Affiliates and sublicensees, at its cost and expense, itself or through one or more contract manufacturers or sublicensees. BRI shall use Commercially Reasonable Efforts to assist Ultragenyx in establishing a direct relationship with BRI’s current supplier of Compounds.

(b) Promptly after the Effective Date, BRI shall provide Ultragenyx with all BRI Know-How that is necessary or reasonably useful to manufacture Compound or Product, including any and all reports and documentation from BRI’s current or former supplier of Compounds that BRI does not have the ability to disclose to Ultragenyx under express or implied obligations of confidentiality.

3.6 Commercialization.

(a) Ultragenyx (on its own or acting through any of its Affiliates, sublicensees or subcontractors) shall book sales for the Products in the Licensed Territory and shall have sole control over pricing and other commercialization decisions with respect to the Products in the Licensed Territory.

(b) As between the Parties, Ultragenyx (on its own or acting through any of its Affiliates, sublicensees or subcontractors) shall have the right to brand commercialized Products using Ultragenyx trademarks and any other trademarks and trade names it determines appropriate for the Products, which may vary by country or within a country (“ Product Marks ”). Ultragenyx (on its own or acting through any of its Affiliates, sublicensees or subcontractors) shall own all rights in the Product Marks and shall be responsible for registration, maintenance, and defense of the Product Marks at its own costs and expense.

Article 4

Financial Provisions

4.1 Upfront Payment. In consideration for the license granted under this Agreement, Ultragenyx shall pay to BRI a one-time, non-refundable, non-creditable upfront payment of Two Hundred Fifty Thousand Dollars ($250,000) within thirty (30) days after the Effective Date.

4.2 Milestone Payments.

(a) Development and Regulatory Milestones. Ultragenyx shall pay to BRI the following one-time, non-refundable, non-creditable development and regulatory milestone payments upon the achievement of the corresponding milestone by Ultragenyx or any of its Affiliates or sublicensees:

Development and Regulatory Milestones	Payments
(i) [***]	$	[***]
(ii) [***]	$	[***]
(iii) [***]	$	[***]
(iv) [***]	$	[***]
(v) [***]	$	[***]
(vi) [***]	$	[***]
(vii) [***]	$	[***]
(viii) [***]	$	[***]
(ix) [***]	$	[***]
(x) [***]	$	[***]

  (b) The Parties acknowledge and agree that the milestones set forth in Section 4.2(a)(ii), (vii), (viii), (ix) and (x) above will not be due if such Product triggering the milestone is in an indication that is not covered by a Valid Claim and if Ultragenyx has a financial obligation to pay a milestone pursuant to a Third Party License (as defined in Section 4.4(d) below) on such Product for such indication.

(c) The milestones set forth in Section 4.2(a) shall each be due after the first (1st) achievement of such milestone for the first Product to achieve such milestone by or on behalf of Ultragenyx or any of its Affiliates or sublicensees, and each such milestone payment shall be payable only once, regardless of how many Products or how many indications for which such milestone has been achieved.

(d) For clarity, the milestones set forth in sub-Section 4.2(a)(i), (ii), (v), (vi), (ix) and (x) above may only be due if Ultragenyx exercises the Ultragenyx Option pursuant to Section 2.2(b).

(e) Ultragenyx shall notify BRI in writing promptly upon each milestone event set forth in this Section 4.2 and BRI shall thereafter submit an invoice to Ultragenyx for the milestone payment corresponding to such milestone event as set forth in this Section 4.2. Ultragenyx shall make such applicable milestone payment within [***] days after receipt of such invoice from BRI.

4.3 Sales Milestone Payments.

(a) Ultragenyx shall pay to BRI the non-refundable, non-creditable sales milestone payments set forth below. The sales milestones shall each be due after the first achievement of such milestone for annual aggregate Net Sales of all Products by or on behalf of Ultragenyx or any of its Affiliates or sublicensees, and each such milestone payment shall be payable only once, regardless of how many Calendar Years during which such sales milestone have been reached.

Sales Milestones	Payments
First (1st ) Calendar Year in which aggregate total Net Sales by Ultragenyx, its Affiliates and sublicensees for all Products throughout the Licensed Territory exceed $[***]		[***]
First (1st ) Calendar Year in which aggregate total Net Sales by Ultragenyx, its Affiliates and sublicensees for all Products throughout the Licensed Territory exceed $[***]	$	[***]

(b) Ultragenyx shall notify BRI in writing within [***] days following the end of the Calendar Year during which any milestone event is achieved and BRI shall thereafter submit an invoice to Ultragenyx for the corresponding milestone payment as set forth in Section 4.4(a). Ultragenyx shall make such applicable milestone payment within [***] days following receipt of such invoice.

4.4 Royalty Payments.

(a) Royalty Rates for Products. Subject to the other terms of this Section 4.4, during the Royalty Term, Ultragenyx shall make quarterly royalty payments to BRI equal to [***] percent ([***]%) of the Net Sales of the Products in the Licensed Territory by Ultragenyx and any of its Affiliates or sublicensees.

(b) Royalty Term. On a Product-by-Product basis and country-by-country basis, Ultragenyx’s royalty payment obligations under this Section 4.4 shall commence upon the First Commercial Sale of such Product in such country and expire upon the later of: (i) the expiration of the period of the first Regulatory Exclusivity granted by the applicable Regulatory Authority applicable to such Product in such country in connection with approval in such country for either FAOD or an Ultra Orphan Indication; or (ii) the expiration of the last-to-expire Valid Claim included in BRI Patents claiming the composition of matter of, or the method of making or using, such Product in such country in connection with approval in such country for FAOD or an Ultra Orphan Indication (“Royalty Term”).

(c) Royalty Reduction for a Product Subject to Generic Competition. For a particular Product in a particular country, during any period during the Royalty Term if one (1) or more Generic Product(s) with respect to such Product is being sold in such country then the applicable royalty rate under this Section 4.4 shall be reduced by [***] percent ([***]%) for such Product in such country.

(d) Royalty Reduction for Third Party Payment Obligations. If Ultragenyx (or any of its Affiliates or sublicensees) enters into any agreement with a Third Party under which Ultragenyx obtains rights under any intellectual property (including any Patent or Know-How) Controlled by a Third Party, which is necessary to the use, development, manufacture, commercialization or import of any Compound or Product (including for the use or commercialization of any Compound or Product in a particular indication) (each, a “ Third Party License ”), Ultragenyx shall have the right to credit up to [***] percent ([***]%) of the amounts owed by Ultragenyx under any such Third Party License against Ultragenyx’s royalty payments to BRI under this Section 4.4 for the same Product, on a country-by-country basis, provided that, by operation of this Section 4.4(d), Ultragenyx’s royalty payment obligation to BRI shall not be reduced by more than [***] percent ([***]%) for the first such Third Party License or [***] percent ([***]%) for the second and any subsequent such Third Party License(s). For clarity, any applicable royalty reduction pursuant to Section 4.4(c) shall be in addition to any applicable royalty reduction pursuant to this Section 4.4(d) and such royalty reduction is not included within the aforementioned limits.

4.5 Reports; Payment of Royalty; Annual Reconciliation. During the Term, following the First Commercial Sale of a Product and on a Calendar Quarter basis, Ultragenyx shall furnish to BRI a Royalty Report. Reports shall be due within [***] days following the close of each Calendar Quarter. Royalties shown to have accrued by each Royalty Report shall be due and payable on the date such royalty report is due. Ultragenyx shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

4.6 Currency; Exchange Rate.

(a) All payments to be made by Ultragenyx to BRI under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from BRI to Ultragenyx. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in Dollars due BRI shall be made at the monthly rate of exchange published in The Wall Street Journal (U.S., Eastern Edition), prevailing on the last Business Day of the month preceding the month in which such sales are recorded by Ultragenyx.

(b) If pursuant to applicable Law or fiscal policy of a particular country, a remittance of royalties in the currency stipulated in this Section 4.6 is restricted or forbidden, Ultragenyx shall provide notice thereof to BRI, and payment of such royalty shall be made by the deposit thereof in local currency to the credit of BRI in a recognized banking institution designated by BRI or its Affiliates. When in any such country the applicable Law or fiscal policy would then allow the transmittal of such royalty payments, all royalties or other sums that Ultragenyx would have been under obligation to transmit but for the prohibition, shall promptly be transmitted to BRI to the extent allowable.

4.7 Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of prime plus [***] percentage points or the maximum rate allowable by applicable Law, whichever is less.

4.8 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Ultragenyx to BRI under this Agreement. To the extent Ultragenyx is required to deduct and withhold taxes on any payment to BRI, Ultragenyx shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner, and the sum payable to BRI shall be decreased by the same amount. BRI shall provide Ultragenyx any tax forms that may be reasonably necessary in order for Ultragenyx to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. BRI shall use reasonable efforts to provide any such tax forms to Ultragenyx in advance of the due date. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Law, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of BRI as the Party bearing such withholding tax under this Section 4.8(b).

4.9 Records and Audit Rights.

(a) Ultragenyx shall keep complete, true and accurate books and records in relation to this Agreement. Upon the written request of BRI and not more than [***] in each Calendar Year, Ultragenyx shall permit an independent certified public accounting firm selected by BRI, and reasonably acceptable to Ultragenyx, to have access during normal business hours to such of the records of Ultragenyx as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [***] prior to the date of such request. BRI shall treat all financial information subject to review under this Section 4.9 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement.

(b) Ultragenyx may require an accounting firm conducting an audit hereunder to sign a non-disclosure agreement to protect the confidentiality of Ultragenyx’s Confidential Information before providing such accounting firm access to Ultragenyx’s facilities, books or records. Upon completion of any audit hereunder, the accounting firm shall provide both Ultragenyx and BRI a written report disclosing whether the royalty reports submitted by Ultragenyx are correct or incorrect, whether the amounts paid are correct or incorrect, and in each case, the specific details concerning any discrepancies.

(c) BRI shall bear its internal expenses and the out-of-pocket costs for engaging such accounting firm in connection with performing such audits; provided , however , that if any such audit uncovers an underpayment of milestones payments or royalties by Ultragenyx that exceeds [***] percent ([***]%) of the total owed for such payment or payment period, as applicable, then Ultragenyx shall reimburse BRI for the expenses and costs for such audit.

(d) If such accounting firm identifies an underpayment by Ultragenyx during such period, Ultragenyx shall pay BRI the amount of the discrepancy within [***] days of the date BRI delivers to Ultragenyx such accounting firm’s written report with the amount of underpayment accruing interest at the rate such forth in Section 4.7. If such accounting firm identifies an overpayment by Ultragenyx during such period, Ultragenyx shall, at its option, have the right to request a refund of such overpaid amount, or credit such overpaid amount against subsequent payment obligations to BRI, and BRI shall make such refund to Ultragenyx within [***] days of Ultragenyx’s request if so requested. If Ultragenyx has no future payment obligations under this Agreement, then Ultragenyx may require BRI to refund such overpayment and BRI shall pay such overpaid amount to Ultragenyx within [***] days of Ultragenyx’s request.

Article 5

Intellectual Property Rights

5.1 Patent Prosecution in the Licensed Territory.

(a) As between the Parties, Ultragenyx, acting through outside patent counsel of its choice (“ Patent Counsel ”), shall have the first right, but not the obligation, to take the lead in the preparation, filing, prosecution and maintenance of the BRI Patents in the Licensed Territory, at Ultragenyx’s cost and expense. BRI shall cooperate with Ultragenyx in filing and prosecution of such BRI Patents in the Licensed Territory, including by providing Ultragenyx with data and other information as appropriate and executing all necessary paperwork. Within [***] days after the Effective Date, BRI shall provide to Ultragenyx those copies of all patent filings, and the correspondence between BRI and patent authorities, for BRI Patents in the Licensed Territory existing as of the Effective Date. Within [***] days after Ultragenyx exercises the Ultragenyx Option pursuant to Section 2.2(a), BRI shall provide Ultragenyx those copies of all patent filings, and the correspondence between BRI and patent authorities, for BRI Patents in the Licensed Territory existing as of the date of exercise of the Ultragenyx Option that have not already been provided to Ultragenyx pursuant to this Section 5.1(a). Ultragenyx will keep BRI reasonably informed of the status of the prosecution of such BRI Patents in the Licensed Territory. For the purpose of this Article 6, “prosecution” shall include any pre-grant and post-grant proceeding including patent interference proceeding, opposition proceeding and other similar proceedings, appeals or petitions to any Board of Appeals in the patent office, appeals to any court for any patent office decisions, reissues and reexamination proceedings, and applications for patent term extensions and the like.

(b) Ultragenyx will notify BRI of any decision not to file for, prosecute or maintain, or not to continue to pay the expenses of prosecution or maintenance of (collectively, “Patent Support”), any BRI Patents in the Licensed Territory. Ultragenyx will provide such notice at least [***] days prior to any filing or payment due date, or any other due date that requires action, in connection with such BRI Patent. In such event, BRI shall have the right, but not the obligation, to file for, or continue prosecution or maintenance of, such BRI Patent in the Licensed Territory, at its expense. In the event BRI does maintain such BRI Patent in the Licensed Territory and such BRI Patent in the Licensed Territory covers the applicable Product that triggers any royalty or milestone payment, Ultragenyx shall continue payment of the applicable royalties and milestones.

5.2 Patent Prosecution in the Retained Territory.

(a) If the Licensed Territory does not expand pursuant to Section 2.2(a), BRI shall use Commercially Reasonable Efforts to prosecute and maintain all of the patents and applications included within the BRI Patents in the Retained Territory. BRI shall: (i) keep Ultragenyx advised of the status of all communications and actual and prospective filings regarding such BRI Patents in the Retained Territory, (ii) give Ultragenyx a reasonable opportunity (but in no event less than [***] business days) to review and comment on any such communications and filings proposed to be sent to any patent authority, and (iii) incorporate all reasonable comments of Ultragenyx before making any such communication or filing related to such BRI Patents in the Retained Territory.

(b) Should BRI (and [***] if the [***] Option has been exercised and [***] has the right) decide that it is no longer interested in maintaining or prosecuting any BRI Patent in the Retained Territory, BRI shall promptly advise Ultragenyx thereof and, upon written notice by Ultragenyx, BRI agrees that Ultragenyx may prosecute and maintain such BRI Patent in its own name, and BRI shall execute all required documents in order to assign any such BRI Patent to Ultragenyx; provided, however, that any such assignment by BRI shall be subject to the [***] Option.

5.3 Patent Enforcement and Defense in the Licensed Territory.

(a) Each Party shall give the other Party written notice of any infringement by a Third Party of any BRI Patents through the development or commercialization of a Product in the Field in the Licensed Territory (a “ Licensed Territory Product Infringement ”), within [***] Business Days after such Licensed Territory Product Infringement comes to such Party’s attention.

(b) Ultragenyx shall have the sole and exclusive right, but not the obligation, to bring and control any legal action in connection with such Licensed Territory Product Infringement in the Licensed Territory at its own expense and discretion as it reasonably determines appropriate. BRI shall have the right to be represented in any such action by counsel of its choice at its own expense. Should Ultragenyx decline to bring a legal action in connection with a Licensed Territory Product Infringement in the Licensed Territory, BRI shall have the right, but not the obligation, to bring such a legal action. In the event that the Licensed Territory Product Infringement involves a Generic Product, and Ultragenyx declines to bring a legal action, Ultragenyx shall not be permitted to reduce royalties due BRI pursuant to Section 4.4(c). For clarity, Ultragenyx’s right to bring and control any legal action under this Section 5.3(b)shall not apply to a Licensed Territory Product Infringement in an Indication Cluster during the period of time in which Ultragenyx has a non-exclusive license.

(c) At the request of a party bringing a legal action under Section 5.2(b) (the “ Litigating Party ”), the other Party shall reasonably cooperate and provide any information or assistance in connection with any legal action under this Section 5.3, including executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required, all at the Litigating Party’s expense.

(d) Any recoveries resulting from such an action relating to a claim of Licensed Territory Product Infringement shall be first applied against payment of costs and expenses in connection with the action of the Party which initiated and prosecuted the action. The other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action. Solely in the case in which Ultragenyx is the Litigating Party, any such recoveries in excess of such costs and expenses of the Parties shall be retained by Ultragenyx and shall be deemed Net Sales subject to Ultragenyx’s royalty payment obligation to BRI under Section 4.4. In the event BRI is the Litigating Party, all recoveries in excess of such costs and expenses of the Parties shall be retained by BRI.

5.4 Patent Enforcement and Defense in the Retained Territory.

(a) If the Licensed Territory does not expand pursuant to Section 2.2(a), each Party shall give the other Party written notice of any infringement by a Third Party of any BRI Patents through the development or commercialization of a Product in the Field in the Retained Territory (a “ Retained Territory Product Infringement ”), within [***] Business Days after such Retained Territory Product Infringement comes to such Party’s attention.

(b) As between the Parties, BRI shall have the right, but not the obligation, to bring and control any legal action in connection with such Retained Territory Product Infringement in the Retained Territory at its own expense. BRI shall, if it has brought or controls such legal action, use Commercially Reasonable Efforts to: (i) keep Ultragenyx advised of the status of all such legal actions, (ii) give Ultragenyx a reasonable opportunity to review and comment on any filings, motions, pleadings or other strategic decisions relating to such legal action, and (iii) incorporate all reasonable comments of Ultragenyx in conducting such legal action, and, in each case, BRI shall use Commercially Reasonable Efforts to require [***] or any other applicable Third Party licensee of BRI in the Retained Territory to do so.

5.5 Third Party Patent Proceedings. Each Party will notify the other Party in writing prior to challenging any Patents controlled by a Third Party that are necessary or reasonably useful to use, develop, manufacture, commercialize or import any Compound or Product. Such challenges include declaratory judgment actions, inter parties re-examinations, interferences, oppositions and other similar proceedings (collectively “ Third Party Patent Proceeding ”).

(a) Except as the Parties otherwise agree, Ultragenyx shall have the first right to bring and control any legal action in connection with such Third Party Patent Proceeding in the Field in the Licensed Territory, at its own expense and discretion as it reasonably determines appropriate.

(b) At the request of Ultragenyx, BRI shall reasonably cooperate and provide any information or assistance in connection with any legal action under this Section 5.3, including executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required, all at Ultragenyx’s expense. Ultragenyx shall keep BRI reasonably informed of the status of such action.

5.6 Patent Extensions. The Parties shall cooperate in obtaining patent term restoration (under but not limited to Drug Price Competition and Patent Term Restoration Act), supplemental protection certificates or their equivalents, and patent term extensions with respect to the BRI Patents in any country or region in the Licensed Territory where applicable, provided, that Ultragenyx shall have the final decision making authority on the foregoing.

Article 6

Confidentiality; Publication

6.1 Duty of Confidence. Subject to the other provisions of this Article 6:

(a) all Confidential Information disclosed by or on behalf of a Party or its Affiliates (“ Disclosing Party”) under this Agreement, or in the course of contemplating a transaction under this Agreement prior to the execution of this Agreement, shall be maintained in confidence and otherwise safeguarded by the recipient Party and its Affiliates (“Receiving Party”), in the same manner and with the same protection as such Receiving Party maintains its own confidential information, but at least with reasonable protection;

(b) the Receiving Party may only use any such Confidential Information for the purposes of performing its obligations or exercising its rights under this Agreement; and

(c) the Receiving Party may disclose Confidential Information of the other Party to: (i) its Affiliates and sublicensees; and (ii) employees, directors, agents, contractors, consultants and advisers of the Party and its Affiliates, licensees and sublicensees, in each case to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this Agreement; provided that such Persons are bound to maintain the confidentiality of the Confidential Information in a manner consistent with the confidentiality provisions of this Agreement. Notwithstanding the foregoing, the Parties acknowledge and agree that BRI may not disclose any Confidential Information of Ultragenyx to [***] or any other licensee or sublicensee of the Compound and/or Product in the Option Territory without Ultragenyx’s prior written consent. Ultragenyx acknowledges that, pursuant to the [***] Option as amended on February 22, 2012, BRI is required to disclose preclinical and clinical data and information regarding regulatory submissions in the Licensed Territories to [***], and with respect to BRI Independent Studies, shall require no consent from Ultragenyx to do so.

6.2 Exceptions. The foregoing obligations as to particular Confidential Information of a Disclosing Party shall not apply to the extent that the Receiving Party can demonstrate that such Confidential Information:

(a) was known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s written records;

(b) was in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

(c) is subsequently disclosed to the Receiving Party by a Third Party who is not under a direct or indirect obligation of confidentiality to the Disclosing Party; or

(d) is developed by the Receiving Party independently and without use of or reference to any Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s written records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3 Authorized Disclosures. Notwithstanding the obligations set forth in Sections 6.2 and 6.5, a Party may disclose the other Party’s Confidential Information (including this Agreement and the terms herein) solely to the extent:

(a) such disclosure: (i) is reasonably necessary for the filing or prosecuting Patents as contemplated by this Agreement; (ii) is reasonably necessary in connection with Regulatory Filings for Products; (iii) is reasonably necessary for the prosecuting or defending of legal actions, including litigation, as contemplated by this Agreement; or (iv) is made to any Third Party bound by written obligation of confidentiality and non-use similar to those set forth under this Article 6, to the extent otherwise necessary or appropriate in connection with the exercise of its rights or the performance of its obligations hereunder;

(b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement; provided , however , that the term of confidentiality for such directors, attorneys, independent accountants and financial advisors shall be no less than [***]; or (ii) to actual or potential investors, sublicensees or acquirors solely for the purpose of evaluating an actual or potential investment, sublicense or acquisition; provided that in each such case on the condition that such actual or potential investors, sublicensees and acquirers are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement; provided , however , that the term of confidentiality for such actual or potential investors and acquirers shall be no less than [***]; or

(c) such disclosure is required by judicial or administrative process, provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Article 7, and the Party disclosing Confidential Information pursuant to law or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

6.4 Scientific Publications. Subject to Section 6.3, Ultragenyx or its sublicensee(s) shall have the sole right to make any public publication or presentation of any data regarding any Compound or Product, provided, however, that to the extent such data arises as a result of work performed by a BRI employee or contractor, or with financial support by BRI, BRI shall be provided with a copy of any proposed publication at least [***] days prior to submission for BRI’s review and comment, and as appropriate in accordance with scientific journal standards, shall designate the appropriate BRI personnel as co-authors. However, such publication or presentation shall not include any Confidential Information of BRI without the prior written consent of BRI. Subject to Section 6.3, BRI shall make no public publication or presentation of any data regarding any Compound or Product without the prior written consent of Ultragenyx. Notwithstanding the foregoing, this Section 6.4 shall not apply to any publication or presentation of data relating to BRI Know-How or BRI Patents existing as of the Effective Date, provided that BRI shall provide Ultragenyx with a copy of any proposed publication or presentation at least [***] days prior to submission, for Ultragenyx’s review and comment.

 6.5 Publicity; Use of Names. Notwithstanding anything to the contrary in this Agreement, until the expiration of the [***] Option and Ultragenyx’s receipt of the Ultragenyx Option Notice, the existence and the terms of this Agreement are each Party’s Confidential Information and such shall be held in strict confidence and not disclosed by either Party, except with the prior express written permission of the other Party or as may be required by applicable Law. Subject to Sections 6.1, 6.2 and 6.3, no other disclosure of the existence or the terms of this Agreement may be made by either Party or its Affiliates except as provided in this Section 6.5, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, except as provided in this Section 6.5 or with the prior express written permission of the other Party, except as may be required by applicable Law.

(a) A Party may disclose this Agreement and its terms, and material developments or material information generated under this Agreement, in securities filings with the US Securities and Exchange Commission (or equivalent foreign agency) to the extent required by applicable Law after complying with the procedure set forth in this Section 6.5(a). In such event, the Party seeking such disclosure will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no more than seven (7) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable Law. The Party seeking such disclosure shall exercise Commercially Reasonable Efforts to obtain confidential treatment of this Agreement from the US Securities and Exchange Commission (or equivalent foreign agency) as represented by the redacted version reviewed by the other Party.

(b) The Parties agree that any news release or other public announcement relating to the terms and conditions of this Agreement or the performance hereunder shall not be made until after the earlier of (i) expiration or termination of the [***] Option and (ii) [***] exercise of the [***] Option. Any such news release, any further news release or other public disclosure that would disclose information other than that already in the public domain, shall first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld or delayed).

(c) The Parties agree that after a disclosure pursuant to Section 6.5(b), a press release or other public announcement pursuant to Section 6.5(c) has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures reiterating such information without having to obtain the other Party’s prior consent and approval.

Article 7

Term and Termination

7.1 Term. The term of this Agreement will commence upon the Effective Date and continue in full force and effect, on a Product-by-Product and country-country basis, until the expiration of the royalty obligations of Ultragenyx with respect to the applicable Product, unless earlier terminated as set forth in Section 7.2 (the “ Term ”). After the expiration of this Agreement for a particular Product in a particular country, Ultragenyx’s license in such country shall become fully paid, royalty-free, perpetual and irrevocable.

7.2 Termination.

(a) Termination by Ultragenyx for Convenience. At any time, Ultragenyx may terminate this Agreement, in its entirety or on a Product-by-Product basis, by providing written notice of termination to BRI, which notice includes an effective date of termination at least ninety (90) days after the date of the notice.

(b) Termination for Material Breach. If either Party believes that the other is in breach of its material obligations hereunder (other than Ultragenyx’s nonfulfillment of its obligations under Section 3.2, the remedy of which is set forth in Section 3.2), then the non-breaching Party may deliver notice of such breach to the other Party. The allegedly breaching Party shall have ninety (90) days from such notice to dispute or cure such breach. If the Party receiving notice of breach fails to cure, or fails to dispute, that breach within the period set forth above, then the Party originally delivering the notice of breach may terminate this Agreement effective on written notice of termination to the other Party, provided that such non-breaching Party delivers such notice of termination within sixty (60) days of the end of such one hundred ninety(90)-day cure period. If the allegedly breaching Party in good faith disputes such material breach or disputes the failure to cure or remedy such material breach and provides written notice of that dispute to the other Party within the period set forth above, the notifying Party may not terminate this Agreement until one independent industry expert mutually agreeable to both Parties has determined that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within thirty (30) days after such determination by the independent industry expert (and such termination shall then be effective upon written notification from the notifying Party to the breaching Party).

(c) Termination for Bankruptcy. Either party may terminate this Agreement in the event the other Party ceases doing business as a going concern, makes an assignment for the benefit of creditors, shall not be paying its debts in the ordinary course, shall have become insolvent or shall, voluntarily or involuntarily, become party to insolvency proceeding, or commits any act of bankruptcy. Notwithstanding any other provision of this Agreement to the contrary, in the event that BRI becomes a debtor under the United States Bankruptcy Code (11 U.S.C. §101 et. seq. or any similar law in any other country (the “ Bankruptcy Code ”)) and rejects this Agreement pursuant to Section 365 of the Bankruptcy Code (a “ Bankruptcy Rejection ”), (i) the license to the BRI Technology described under this Agreement shall be deemed fully retained by and vested in Ultragenyx as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which BRI is the debtor; and (ii) Ultragenyx shall have all of the rights afforded to non-debtor licensees under Section 365(n) of the Bankruptcy Code, subject to its continued compliance with all its obligations under this Agreement. All rights and licenses now or hereinafter granted by BRI to Ultragenyx under or pursuant to any section of this Agreement, including Section 2.1 are rights to “intellectual property” (as defined in the Bankruptcy Code).

7.3 Effect of Termination.

(a) Termination by Ultragenyx for Convenience; Termination by BRI for Breach or Bankruptcy . Upon termination of this Agreement by Ultragenyx pursuant to Section 7.2(a) or by BRI pursuant to Sections 7.2(b) or 7.2(c), the following consequences shall apply to the termination and shall be effective as of the effective date of such termination:

(i) Each Party shall pay all amounts then due and owing to the other Party as of the termination date;

(ii) All licenses and other rights granted to Ultragenyx under the BRI Technology will terminate, and Ultragenyx shall immediately discontinue sales of Product;

(iii) No later than thirty (30) days after the effective date of such termination, Ultragenyx shall return or cause to be returned to BRI all Confidential Information in tangible form received from BRI and all copies thereof and all materials substances or compositions delivered or provided by BRI; provided , however , that Ultragenyx may keep one copy of Confidential Information received from the other Party in its confidential files for record purposes;

(iv) No later than thirty (30) days after the effective date of termination, at BRI’s option, the Parties shall negotiate in good faith the terms and conditions (including financial compensation to Ultragenyx) for a license under patent applications, patents, Know-How, and any other information and documentation Controlled by Ultragenyx as of the effective date of such termination necessary for BRI to continue development and commercialization of Products in the Licensed Territory, but solely for those indications, the use of which are claimed by a Valid Claim in the BRI Technology as of the date of such termination. If the Parties have failed to agree upon such terms of compensation within ninety (90) days of initiation of such negotiation, the matter shall be referred to three independent industry experts having expertise in intellectual property valuation and who are mutually agreeable to both Parties. The industry experts shall take into account all pertinent factors, including but not limited to each party’s relative contribution to the Ultragenyx Technology, and within thirty (30) days make a joint recommendation of appropriate compensation for the license (“License Compensation”). BRI shall have the right, but not the obligation, to accept the license at the recommended License Compensation. If BRI does not accept the license at the recommended License Compensation, then Ultragenyx shall have no further obligation to negotiate with BRI regarding the terms and conditions for a license pursuant to this Section 7.3(a)(iv) and Ultragenyx shall have no obligation to grant BRI any such license. If BRI does accept the license at the recommended License Compensation, then Ultragenyx shall have the obligation to grant BRI the license at the recommended License Compensation; and

(v) At the written request of any of Ultragenyx’s sublicensees under this Agreement, BRI shall negotiate in good faith with such sublicensee an agreement between BRI and such sublicensee under which such sublicensee will obtain a direct license under the BRI Technology. For clarity, under no circumstances shall BRI be required to grant a direct license to any sublicensee which does not compensate BRI at a level substantially equivalent to the compensation received by BRI under this Agreement with respect to the applicable technology, taking into consideration any costs associated with BRI’s license to Ultragenyx Technology. Ultragenyx shall indemnify, defend and hold BRI Indemnitees harmless from and against any Claims brought by any sublicensee in connection with the termination of an Ultragenyx sublicense, or the inability of BRI and any sublicensee to negotiate a mutually acceptable license to BRI Technology, provided that Ultragenyx shall have no indemnification obligation to BRI under this Section 7.3(a)(v) to the extent such Claim arises as a result of BRI’s bad faith in negotiation with an Ultragenyx sublicensee.

(b) Termination by Ultragenyx for Breach or Bankruptcy. Upon termination of this Agreement by Ultragenyx pursuant to Sections 7.2(b) or 7.2(c), the following consequences shall apply to the termination and shall be effective as of the effective date of such termination:

(i) Each Party shall pay all amounts then due and owing to the other Party as of the termination date;

(ii) The licenses and other rights granted by BRI to Ultragenyx under the BRI Technology will remain in full force and effect as set forth in Sections 2.1; provided that Ultragenyx fulfills its payment obligations to BRI under Article 4 pursuant to the terms and conditions set forth in Article 4, further provided that, on a Product-by-Product and country by country basis, for any Product that is the subject of the underlying breach, milestone payments under Sections 4.2 and 4.3 and royalty payments under Section 4.4 with respect to such Product shall be reduced by [***] percent ([***]%);

(iii) No later than thirty (30) days after the effective date of such termination, BRI shall return or cause to be returned to Ultragenyx all Confidential Information in tangible form received from Ultragenyx and all copies thereof and all materials, substances or compositions delivered or provided by Ultragenyx; provided , however , that BRI may keep one copy of Confidential Information received from Ultragenyx in its confidential files for record purposes; and

(iv) In addition to the provisions set forth in Section 7.5, the provisions relating to BRI Patents in Sections 6.1, 6.2, 6.3 and 6.4 shall survive the termination of this Agreement for so long as the license to Ultragenyx survives under this Section 7.3(b).

7.4 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 1, 6, 9 (to the extent the Claims arise out of actions or omissions during the Term) and 10, and Sections 5.1, 7.3, 7.4 and 7.5, and any other provisions which by their nature are intended to survive, shall survive the expiration or termination of this Agreement.

7.5 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

Article 8

Representations and Warranties

8.1 Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:

(a) it has the full right, power and authority to enter into this Agreement, to perform its obligations hereunder; and

(b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.2 Representations and Warranties by BRI. BRI represents and warrants to Ultragenyx as of the Effective Date that:

(a) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in BRI Patents or BRI Know-How with respect to any of the Compounds or Products other than pursuant to the [***] Option;

(b) it has the right to grant the license and rights herein to Ultragenyx and it has not granted any license, right or interest in, to or under the BRI Patents or BRI Know-How to any Third Party with respect to any of the Compounds or Products other than pursuant to the [***] Option;

(c) to the best of its knowledge, it has provided to Ultragenyx all of the following information relating to the Compound or Product: all communications to and from Regulatory Authorities, all protocols and amendments for any human clinical studies, all safety reports sent to the FDA or other Regulatory Authorities, all Regulatory Filings filed with Regulatory Authorities, including all INDs filed with the FDA, and all clinical, non-clinical, and research study reports in its possession;

(d) the [***] Option does not grant [***] any license rights to BRI Know-How and BRI Patents with respect to the United States, Canada or Mexico;

(e) to the best of its knowledge, except as otherwise stated in this Section 8.2(e), the development, use, sale and import of Compounds or Products in the Licensed Territory do not infringe any valid intellectual property rights owned or possessed by any Third Party and do not breach any obligation of confidentiality or non-use owed by BRI to a Third Party, provided however, that the Parties acknowledge and agree that the following Third Parties may own or possess intellectual property rights covering the method of use of the Compound and/or Product: [***];

(f) there are no claims, judgments or settlements against or owed by BRI and to the best of BRI’s knowledge, there are no pending or threatened claims or litigation, in each case relating to any Compounds or Products, or to the BRI Patents or BRI Know-How in the Licensed Territory;

(g) there is no provision in the [***] Option or the agreement to be entered into between BRI and [***] upon [***] exercise of the [***] Option that expressly addresses the performance of clinical trials by BRI or any other party in the Option Territory and during the Term BRI shall not extend the duration of the [***] Option, or amend the terms of such [***] Option or the agreement to be entered into between BRI and [***] upon [***] exercise of the [***] Option (other than financial), in each case without Ultragenyx’s prior written consent; and

(h) the list of Patents contained in Exhibit A is a complete list of all BRI Patents.

8.3 No Other Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 8, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ULTRAGENYX OR BRI; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE HEREBY EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

Article 9

Indemnification; Liability

9.1 Indemnification by BRI. BRI shall indemnify and hold Ultragenyx and its Affiliates, and their respective officers, directors, agents and employees (“ Ultragenyx Indemnitees ”) harmless from and against any Claims arising under or related to this Agreement against them to the extent arising or resulting from:

(a) the negligence or willful misconduct of any of the BRI Indemnitees; or

(b) the breach of any of the warranties or representations made by BRI to Ultragenyx under this Agreement; or

(c) any breach by BRI of its material obligations pursuant to this Agreement except in each case, to the extent such Claims result from the material breach by any Ultragenyx Indemnitee of any covenant, representation, warranty or other agreement made by Ultragenyx in this Agreement or the negligence or willful misconduct of any Ultragenyx Indemnitee.

9.2 Indemnification by Ultragenyx. Ultragenyx shall indemnify and hold BRI, its Affiliates, and their respective officers, directors, agents and employees (“ BRI Indemnitees ”) harmless from and against any Claims arising under or related to this Agreement against them to the extent arising or resulting from:

(a) the development, manufacture, packaging, use, sale or commercialization of the Compounds or Products, or use of the BRI Technology, by or on behalf Ultragenyx or any of its Affiliates, sublicensees or contractors in the Field in the Licensed Territory; or

(b) the negligence or willful misconduct of any of the Ultragenyx Indemnitees, sublicensees, or contractors; or

(c) the breach of any of the warranties or representations made by Ultragenyx to BRI under this Agreement;

(d) any representation made or warranty given by Ultragenyx, or any of its Affiliates, sublicensees or contractors with respect to Compounds, Products, BRI Patents or BRI Know-How;

(e) any infringement claims relating to Compounds or Products;

(f) any asserted violation of applicable Laws by any Ultragenyx Indemnitees, sublicensees or contractors; or

(g) any breach by Ultragenyx of its material obligations pursuant to this Agreement;

except in each case, to the extent such Claims result from the material breach by any BRI Indemnitee of any covenant, representation, warranty or other agreement made by BRI in this Agreement or the negligence or willful misconduct of any BRI Indemnitee.

9.3 Insurance. From and after the Effective Date, Ultragenyx shall maintain for a period of [***] after the expiration or termination of this Agreement, commercial product liability insurance (including contractual liability insurance and clinical trial insurance) with insurance carriers with, at least, an AM BEST rating of A- VII to cover the activities of Ultragenyx Indemnitees, for minimum limits of [***] dollars ($[***]) per claim and [***] dollars ($[***]) in the aggregate. Such insurance shall cover BRI Indemnitees as additional insureds. Ultragenyx shall furnish a certificate of insurance evidencing such coverage. Ultragenyx will provide thirty days’ written notice to BRI of cancellation or material change in coverage. The minimum amounts of insurance coverage required herein shall not be construed as creating any limitation on the Ultragenyx’s indemnity obligation under Section 9.2. of this Agreement. If any coverage is written on a Claims Made policy form, the Retroactive Date is to be the first date that the first Claims Made policy was effective and is not to be advanced during the term of the project. Additionally, if the coverage is written on a Claims Made form, the insurance policies will remain in full force and effect, or if canceled or non renewed Ultragenyx shall purchase an Extended Reporting Period “Tail Coverage”, for a minimum period of [***] after the termination of this Agreement.

9.4 Indemnification Procedure. If either Party is seeking indemnification under Sections 9.1 or 9.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the claim giving rise to the obligation to indemnify pursuant to such section as soon as reasonably practicable after receiving notice of the claim. The Indemnifying Party shall have the right to assume the defense of any such claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Parties cannot agree as to the application of Section 9.1 or 9.2 as to any claim, pending resolution of the dispute pursuant to Section 10.6, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 9.1 or 9.2 upon resolution of the underlying claim.

9.5 Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 9. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

9.6 Special, Indirect and Other Losses. NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 9.

Article 10

General Provisions

10.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, omissions or delays in acting by any Government Authority or the other Party or unavailability of materials related to the manufacture of Compounds or Products. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances. Notwithstanding the foregoing, neither Party shall be excused from making payments owed hereunder because of a force majeure affecting such Party unless such force majeure event affects the method of payment.

10.2 Assignment.

(a) This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of such Party, or to its successor in interest by way of merger, acquisition, or sale of all or substantially all of its assets to which this Agreement relates. Any attempted assignment not in accordance with this Section 10.2 shall be null and void and of no legal effect. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. The terms and conditions of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respected successors and permitted assigns.

(b) Notwithstanding anything to the contrary in this Agreement, in the event that a Party undergoes a merger, acquisition, or sale of all or substantially all of its assets to which this Agreement relates, no intellectual property rights of the Third Party assignee, acquiror or successor of such Party or any Affiliate of such Third Party shall be included in the subject matter licensed hereunder, to the extent that such intellectual property rights were held by such Third Party prior to the merger, acquisition or sale, or are created outside of any activities under this Agreement by personnel who were not employees of the acquired Party at the time of the acquisition.

10.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

10.4 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or courier), sent by internationally recognized courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to BRI:

Baylor Research Institute 3310 Live Oak Street, Suite 501 Dallas, TX 75204 Attn: Chief Operating Officer Fax: (214) 820-4952

with a copy to:

Law Department Baylor Health Care System 4005 Crutcher Street Dallas, TX 75246 Attn: BRI Attorney Fax: (214) 820-1535

If to Ultragenyx:

Ultragenyx Pharmaceutical Inc. 60 Leveroni Court Novato, CA 94949 Attn: Tom Kassberg, Chief Business Officer Fax: (415) 483-8820

with a copy to:

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attn: Lila Hope, Esq. Fax: (650) 849-7400

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by internationally recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

10.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws.

10.6 Dispute Resolution. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim (“Dispute”) arising from or related to this Agreement or the breach thereof. If any Dispute has not been resolved within [***] days of written notice detailing the nature of the Dispute by one Party to the other, the Parties shall each immediately refer such dispute to respective senior executives at the level of Senior Vice President or above for consideration and resolution. If the Dispute has not been resolved within [***] days of referral to such senior executives, either party may bring an action in a court of competent jurisdiction.

10.7 Compliance. Each Party agrees that in performing its obligations or exercising its rights under this Agreement: (a) it shall comply in all material respects with all applicable Laws; (b) it will not employ or engage any Person who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority; and (c) it will be primarily responsible for any activities performed on its behalf by an Affiliate, licensee, sublicensee, contractor or subcontractor.

10.8 Entire Agreement.

(a) This Agreement, together with the Exhibits, contains the entire understanding of the Parties with respect to the licenses granted hereunder. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the licenses granted hereunder are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement.

(b) This Agreement supersedes the Mutual Nondisclosure Agreement, dated February 8th, 2012, between Ultragenyx and BRI (the “ Prior NDA ”). All Confidential Information disclosed by one Party to the other Party under the Prior NDA shall be deemed Confidential Information of such disclosing Party under this Agreement and shall be subject to the terms of this Agreement.

10.9 Amendments. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties.

10.10 Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

10.11 Independent Contractors. It is expressly agreed that BRI and Ultragenyx shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither BRI nor Ultragenyx shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.12 Waiver. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

10.13 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

10.14 Waiver of Rule of Construction. The rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.15 Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a Business Day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring Business Day.

10.16 Counterparts. This Agreement may be executed in counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

Baylor Research Institute		Ultragenyx Pharmaceutical Inc.

By:	/s/ Jaime Walkawiak	By:	/s/ Emil Kakkis
Name:	Jaime Walkawiak	Name:	Emil Kakkis MD PhD
Title:	VP Research Operations	Title:	Chief Executive Officer

Exhibit A

BRI Patents Existing as of the Effective Date

Case Number	Case Type	Country	Priority Case Number	Inventor Name	Status, Filing Date, App. Serial No. Pub No. & Date	Pat/Reg No., Issue/Reg Date	Title

[***]